Exhibit 99.1
IN THE UNITED STATES DISTRICT COURT FOR THE
EASTERN DISTRICT OF PENNSYLVANIA

THE QUIGLEY CORPORATION
Kells Building
625 Shady Retreat Road
Doylestown, Pa  18901

Plaintiff,

-vs-

TED KARKUS
188 Hewlett Neck Road
Woodmere, NY  11598

JOHN EDMUND LIGUMS, SR.
18 First Parish Road
Woodmere, NY  02021

MARK BURNETT
c/o Mercbloc, LLC
241 East Shore Road - #205
Great Neck, NY  11023

JOHN DESHAZO
c/o FNB Construction Company, Inc.
17 Wolcott Court
Boston, MA  02136

LOUIS GLECKEL
c/o ProHealth Care Associates
2 Ohio Drive
Lake Success, NY  11042

and

MARK LEVENTHAL
c/o The Beacon Companies
50 Federal St.
Boston, MA  02110
Defendants.
CIVIL ACTION No. 09-1725

COMPLAINT

Plaintiff, The Quigley Corporation (“Quigley” or the “Company”), by its undersigned attorneys, for its Complaint against defendants, Ted Karkus, John Edmund Ligums, Sr., Mark Burnett, John DeShazo, Louis Gleckel, and Mark Leventhal (collectively “Defendants”), alleges on knowledge as to its own actions and otherwise on information and belief as follows:

Nature of Action

1.           Quigley is a publicly traded corporation with its headquarters in Doylestown, Pennsylvania brings this action for injunctive and declaratory relief to protect its shareholders from Defendants’ illegal scheme to obtain control of the Company by means of materially false statements in proxy materials and other required regulatory filings seeking to influence the outcome of Quigley’s annual meeting of shareholders, scheduled for May 20, 2009.  Among other things, defendants have failed to disclose their agreements with defendant John Edmund Ligums, Sr. (“Ligums”), a securities broker with a history of violations of the federal securities laws.  Ligums has been suspended by the United States Securities and Exchange Commission (“SEC”) and ordered by the Massachusetts Securities Division to refrain from exercising any managerial duties and from having custody of customer funds.  Quigley therefore seeks injunctive relief to halt and prevent the recurrence of ongoing, intentional violations of the federal securities laws in connection with Defendants’ campaign to solicit shareholders’ proxies for the annual meeting.

Jurisdiction and Venue

2.           This Court has jurisdiction and venue is proper in this District pursuant to Section 27 of the Securities Exchange Act of 1934, as amended, (“the Exchange Act”), 15 U.S.C. § 78aa, federal question jurisdiction, 28 U.S.C. §1331, and 28 U.S.C. § 1391 (b)(2).  Section 27 of the Exchange Act, 15 U.S.C. § 78aa, confers exclusive jurisdiction upon the federal courts for “all suits in equity and actions at law” to enforce any liability or duty under the Exchange Act.  Section 27 further provides that any such suit or action may be brought in any district in which “any act or transaction constituting the violation occurred.” The acts and transactions constituting the violations alleged herein have taken place in this District, by virtue of Quigley’s office here, and Defendants’ contacts with Quigley.

The Parties

3.           Plaintiff Quigley is a Nevada corporation with its principal place of business in Doylestown, Pennsylvania.  The Company is a leading manufacturer, marketer and distributor of a diversified range of homeopathic and health products which comprise the Cold Remedy and Contract Manufacturing segments, including Cold-Eeze®.  Quigley is also involved in the research and development of potential natural-based health products, including, but not limited to, prescriptive medicines along with supplements and cosmeceuticals for human and veterinary use, which comprise the Ethical Pharmaceutical segment.  Shares of Quigley’s common stock are registered under Section 12(g) of the Exchange Act, and trade on the NASDAQ Global Market under the symbol “QGLY.” As of March 27, 2009, Quigley had 12,908,383 shares of its common stock outstanding, owned by several hundred shareholders.

4.           Defendant Ted Karkus is an individual residing in the State of New York.  He claims to own 620,850 shares of Quigley common stock.

5.           Defendant John Edmund Ligums, Sr. is an individual residing in the State of Massachusetts.  Upon information and belief, Ligums owns shares of Quigley common stock, but has failed to disclose the nature and extent of his share ownership.  Ligums is a stock broker employed by J.P. Turner & Company, LLC (“J.P. Turner”).  As a broker, Ligums also controls shares of Quigley common stock held by numerous other J.P. Turner customers.

6.           Defendant Mark Burnett is an individual residing in the State of New York.  He claims to own 151,473 shares of Quigley common stock.

7.           Defendant John DeShazo is an individual residing in the State of Massachusetts.  He claims to own 277,000 shares of Quigley common stock.

8.           Defendant Louis Gleckel is an individual residing in the State of New York.  He claims to own 20,000 shares of Quigley common stock.

9.           Defendant Mark Leventhal is an individual residing in the State of Massachusetts.  He claims to own 500,000 shares of Quigley common stock.

The Company’s 2009 Annual Meeting

10.           Quigley’s Board of Directors is comprised of seven individuals.  Directors Guy J. Quigley, Charles A Phillips and Gerard Gleeson are the Chief Executive Officer and President, the Chief Operating Officer and Executive Vice President, and Chief Financial Officer and Vice President of the Company, respectively.  The other directors of the Company are Jacqueline F. Lewis, Rounsevelle W. Schaum, Stephen W. Wouch and Terrence O. Tormey.  Each of the directors have executive and managerial experience.

11.           On or about April 20, 2009, Quigley disseminated its proxy materials to Quigley’s shareholders, transmitting proxy cards as well as a disclosure statement complying with SEC Rules.  The proxy statement pertained to the annual meeting of shareholders, set for May 20, 2009.

12.           The agenda for the annual meeting, as disclosed in Quigley’s proxy statement, includes shareholder votes on two matters:  (1) election to the Board of Directors, specifically a vote regarding the slate of seven candidates, Guy J. Quigley, Charles A. Phillips, Gerard M. Gleeson, Jacqueline F. Lewis, Rounsevelle W. Schaum, Stephen W. Wouch and Terrence Tormey, all recommended by the Board of Directors, and (2) to ratify the selection of Amper, Poliziner & Mattia, LLP as Plaintiffs independent auditors for the year ending December 31, 2009, also as recommended by the Board.

13.           As a public company, the Company’s shares are subject to extensive regulation.  Congress and the SEC have designed a regulatory structure governing proxy solicitations, which is designed to ensure that proxy contests be held in a fair and orderly manner, so that stockholders may make an informed decision as to how they will vote their shares.  Section 14(a) of the Exchange Act, 15 U.S.C. § 78n(a) provides that it shall be unlawful for any person to solicit proxies in contravention of the rules and regulations prohibited by the SEC.

14.           Any person who wishes to conduct a proxy solicitation for shareholder votes must therefore comply with the disclosure requirements mandated by the SEC in its Rules 14a-1 through 14a-15, 17 C.F.R. §§ 240.14a-1 to 14a-15.  These requirements protect the interests of shareholders by assuring full and accurate disclosure of material facts regarding the proposals for shareholder vote.  To comply with these rules, among other things, all proxy solicitation materials must be filed with the SEC and must comply with the Exchange Act’s anti-fraud provisions, 15 U.S.C. § 78n(a) and Rule 14a-9, 17 C.F.R. § 240.14a-9

15.           Congress also enacted Section 13(d) of the Exchange Act, 15 U.S.C. § 78m(d).  The purpose of Section 13(d) is to alert the market place to large and rapid aggregations of securities that are indicative of a potential shift in corporate control and to provide investors with the information they need to make informed decisions concerning the future of their investment.  This is accomplished by requiring persons having beneficial ownership of more than five percent of the equity securities of any publicly traded company to file disclosures with the SEC on a Schedule 13D setting forth, among other things, their identity and background, any plans or intentions with respect to the issuer, whether the party has any been enjoined or found to have violated any federal or state security laws, as well as any agreements, understandings or arrangements they have among themselves or with others concerning the issuer’s securities.  They are also required to make disclosures regarding any subsequent increase in their holdings.

16.           In order to prevent a group of investors from surreptitiously obtaining more than five percent of the equity of any issuer through multiple buyers, Section 13(d) and the rules promulgated thereunder require that any such group acting together disclose all group members, their aggregate holdings and the terms of any agreements or understandings among them with respect to the targeted company.  As set forth below, Defendants’ failure to comply with these provisions has thwarted the purpose of Section 13(d) and deprived Quigley’s public investors of these protections.

Defendants’ Unlawful Filings And Solicitation

17.           Defendant Karkus is the principal of Forrester Financial, LLC (“Forrester Financial”), an unregulated financial advisor that Karkus uses, from time to time, to prey on start up businesses.  For more than a decade, Karkus has interjected himself into the affairs of Quigley, seeking non-public information about the Company’s plans, while offering to promote the Company’s stock in exchange for warrants.  In the Company’s early years, it issued a substantial number of warrants to Karkus, who claimed to have promoted the stock to a wide circle of investors.  Karkus has pocketed millions of dollars in profits through his Quigley warrants.  Karkus has for many years worked closely with John Ligums and one or more of the other defendants to share information about the Company and to coordinate their investment strategies with respect to the Company’s shares.

18.           Defendant Ligums has, from time to time, joined with Mr. Karkus in his efforts to profit from trading in Quigley common stock or to influence management to implement measures to advance their short-term interests. Ligums uses the Internet pseudonym “John E. Montana” and his Facebook page indicates that he is a “fan” of “Cold-EEZE,” the signature product sold by the Company.  He has boasted to Quigley management that he controls over one million shares of Quigley stock.  In late 2002, Ligums contacted Quigley, claiming that he could assist the Company in promoting its stock with a large financial institution.  More recently, in early 2008, defendants Ligums and Karkus together approached a senior executive at Quigley, suggesting that he join with them in a proxy contest to oust the current CEO, Guy Quigley.  Defendant Ligums’ Facebook page includes as a “friend” Dr. Roger Sohn, a Quigley shareholder who contacted the Board in 2008, raising many of the issues now raised by defendant Karkus and his allies in their proxy campaign.  Ligums has introduced Karkus to several members of the Karkus “group” described below.

19.           On April 7, 2009, defendant Karkus, along with all defendants other than defendant Ligums, filed a Schedule 13D with the SEC announcing, among other things, they had formed a “group,” as such term is used in Section 13(d)(l)(k) of the rules and regulations under the Exchange Act.  There defendants announced that their “group” had been formed to solicit proxies in connection with the 2009 Annual Meeting of the Company.  There can be no doubt that defendant Ligums played a key role in fanning the “group.” His agreements, relationships, and understandings with the other members of the “group,” however, are nowhere disclosed in the Schedule 13D.  Indeed, defendant Ligums has extensive connections with other members of the “group.” In addition to their joint roles involving Quigley, defendant Ligums and Karkus have extensive personal relationships and have engaged in other joint investments.  For example, both Ligums and Karkus were investors in Truelite, Inc., a start up company.  Defendant Ligums’ Facebook pages list both Mr. Karkus and one or more of his children as “friends.” Defendant DeShazo is also a Facebook “friend” of defendant Ligums.  Defendant DeShazo’s business, FNB Construction, contains a testimonial from defendant Ligums on its web site.  Defendant Leventhal is likewise linked to defendant Ligums.  Defendant Leventhal invested in Empire Financial Holding Co., a now defunct brokerage firm that employed both Mr. Ligums and his wife, Ann Bradford Ligums, in 2008.  One or more of defendants use Mr. Ligums’ firm, J.P. Turner, as their stock broker.

20.           Defendants have strong reasons to conceal Mr. Ligums’ role from Quigley shareholders.  On four separate occasions, state or federal regulators have stepped in to discipline defendant Ligums.  In 1996, the Massachusetts Securities Division entered an order, based on defendant Ligums’ extensive disciplinary history, prohibiting him from “exercising any principal, managerial or supervisory duties and from having possession or custody of customer funds.” The Massachusetts Securities Division further required defendant Ligums’ then current employer “to perform special supervision with respect to Ligums.” As a result of the Massachusetts Securities Division’s findings, defendant Ligums was forced to abandon all supervisory and ownership positions in the brokerage industry, and now must serve only as a stockbroker.  The drastic sanctions imposed by the state regulators came after the SEC found that defendant Ligums, when operating his own firm, J. Edmund & Co., had violated federal securities laws, including through the sale of new issues without obtaining payment from customers.  The SEC found that defendant Ligums had earned approximately $255,000 in brokerage commission through an unlawful scheme in which he offered credit arrangements to customers in violation of the federal margin laws.  It suspended defendant Ligums from “association with any regulated entity for a period of nine months.  The severe SEC sanction came after defendant Ligums had been fined by both the NASD and the SEC on other matters.  In 1986, the NASD fined Ligums $4,000 for failure to comply with net capital requirements.  In 1984, the SEC suspended defendant Ligums from “association with any broker, dealer, municipal securities dealer, investment advisor or investment company for 14 calendar days.”

21.           Defendants’ Schedule 13D is false and misleading for failure to disclose defendant Ligums’ participation in the joint investment that he has with the other defendants in Quigley shares; for failure to disclose defendant Ligums’ participation in the proxy contest now underway; for failure to disclose in full the understandings and arrangements between defendants Ligums and the other defendants; and for failure to disclose the brokerage accounts at J.P. Turner over which defendant Ligums exercises de facto control.  Defendants have also failed to file a joint fling agreement in violation of SEC Rule 13d-l(k)(1).

22.           Defendants’ Schedule 13D is also false and misleading for failure to disclose their true plans for the Company.  The Schedule 13D recites that defendants, other than Ligums, “have verbally agreed to vote their shares in support of a proxy in which they are to be nominated as directors of the Company, which, if successful, would result in a change in the present Board of Directors of the Company.” Defendants have attested that they “do not have any plans or proposals” relating to any possible sale of the Company or to engage in any other major transactions.  These statements are false.

23.           On several occasions, defendant Karkus has approached senior management at the Company urging a sale of the business or even proposing to arrange a sale to a buyer located by Karkus.  Defendant Karkus asked the Company to include a shareholder proposal for consideration at its 2003 Annual Meeting to have Quigley “engage an investment banking firm to advise the Company on ways to maximize shareholder value, including a potential sale or merger of the Company.”  The proposal did not pass.  Defendant Karkus has nonetheless persisted in urging a sale of the business.  In January 2008, defendant Karkus approached plaintiff’s CEO, Guy Quigley and indicated that he was prepared to purchase the company at a $2 per share premium to the then current market price.  One or more of defendants had plans to join in the bid.  In January 2009, defendant Karkus renewed his proposal, indicating that he had a buyer for the Company.  After Quigley’s CEO rebuffed the suggestion, the proxy contest ensued.  Defendants’ Schedule 13D contains no disclosures at all regarding these plans.

24.           On April 9, 2009, defendants other than defendant Ligums, filed a preliminary proxy statement on Schedule 14A with the SEC.  On April 20, 2009, defendants filed a revised preliminary proxy (the “Preliminary Proxy Statement”), which they apparently intend to circulate shortly.  The Preliminary Proxy Statement also fails to disclose defendants’ true plans for the Company, namely their program to arrange for a sale, most likely to one of their own group, or alternatively spin-off Quigley’s Pharma division, which is engaged in developing new products.  The Preliminary Proxy Statement also fails to disclose all of the facts regarding the background to the solicitation, including defendant Karkus’ previous efforts to arrange a sale.  The Preliminary Proxy Statement also fails to disclose defendants Ligums’ role as a participant in the contest.

25.           The Preliminary Proxy Statement is false and misleading in other material respects.  Defendants claim that “the [current] Board approved the sale of key revenue producing assets in 2008 to a company for which the CEO’s brother is a major stockholder (which was not disclosed in Company filings) and at a highly questionable value.” The asset alleged to be a “key revenue producing asset” has not been a profitable segment of the Company since 2005.  In fact, the asset lost $1,227,604 and $688,111 in 2006 and 2007, respectively.  In addition, the revenues were stagnating and in decline in the three years prior to disposal.  Defendants also claim that the asset was sold to “a company for which the CEO’s brother is a major shareholder (which was not disclosed in Company filings).” This statement is also false.  On February 29, 2008, the Company sold the asset, Darius International Inc. (“Darius”) to Innerlight Holdings, Inc. (“Innerlight”), whose major shareholder is Kevin P. Brogan, the former president of Darius, at a cash purchase price of $1,000,000 for the stock of Darius and its subsidiaries without guarantees, warranties or indemnifications.  Prior to the sale of Darius, Gary Quigley, the brother of the Company’s Chairman, President and CEO, was employed by the Company as a liaison between the Company and the Darius segment.  While Gary Quigley is currently a shareholder of Innerlight, it was not until after the sale of Darius that Gary Quigley acquired his Innerlight shareholdings.  Defendants’ claim that an arrangement was in place before the sale is false.

26.           Defendants further claim that the Quigley sold the asset at “a highly questionable valuation,” is also false and misleading.  In fact, Marcum & Kliegman LLP, Certified Public Accountants and Consultants, conducted a valuation before the sale and the sale price of $1 million was in excess of that valuation.

COUNT I - FOR INJUNCTIVE RELIEF

(Violations of Section 14(a) of the
1934 Act and the Rules Thereunder)

27.           Quigley repeats and realleges the allegation of paragraphs 1 through 26 above as though fully set forth herein.

28.           Congress and the SEC have designed an extensive regulatory structure governing proxy solicitations, which is designed to ensure that proxy contests be held in a fair and orderly manner so that stockholders may make an informed decision as to how they will vote their shares.  Section 14(a) of the Exchange Act provides that it shall be unlawful for any person to solicit proxies in contravention of the rules and regulations prohibited by the SEC.

29.           Under the SEC’s proxy rules, Defendants were required to provide the disclosures mandated by SEC Rule 14-101, also known as Schedule 14A.  These regulations protect shareholders by requiring full disclosure of interested parties, solicitation costs and other material information.

30.           Rule 14a-3, with certain exceptions not applicable here, requires that before the commencement of a proxy solicitation, a written proxy statement containing the information specified in Schedule 14A be filed with the SEC and distributed to each person solicited in connection with any solicitation governed by Section 14(a) of the Exchange Act.  Among other things, the proxy statement must contain the information required by Schedule 14A, including:  (i) certain information as to the persons making such solicitation; (ii) information as to the interest of such persons in the company, including, but not limited to, information as to share ownership of company securities; (iii) information as to the voting securities of the company and the holders thereof; (iv) financial information with respect to the aforementioned transactions; and (v) whether the proxy is revocable.  Each shareholder must be furnished with a written proxy statement.

31.           A key requirement of Schedule 14A is the disclosure of all “participants” in the proxy process, a term that is broadly defined to include:

(iii) Any committee or group which solicits proxies, any member of such committee or group, and any person whether or not named as a member who, acting alone or with one or more persons, directly or indirectly takes the initiative, or engages, in organizing, directing or arranging for the financing of any such committee or group;

(iv) Any person who finances or joins with another to finance the solicitation of proxies, except persons who contribute not more than $500 and who are not otherwise participants.

(v) Any person who lends money or furnishes credit or enters into any other arrangements, pursuant to any contract or understanding with a participant, for the purpose of financing or otherwise inducing the purchase, sale, holding or voting of securities of the registrant by any participant or other persons, in support of or in opposition to a participant; except that such terms do not include a bank, broker or dealer who, in the ordinary course of business, lends money or executes orders for the purchase or sale of securities and who is not otherwise a participant; and

(vi) Any person who solicits proxies.

SEC Rule 14-101 Item 4, instruction 3(iii)-(vi).  Similarly, Items 4(b)(2) and 5(b)(1) of Schedule 14A require disclosure of each “participant” in a proxy solicitation and detailed information regarding those participants.

32.           In making solicitations for shareholder proxies, and his solicitation against execution of proxies voting in favor of the slate of candidates for the Board of Directors, proposed by the existing Directors of the Company, defendants Karkas, Burnett, DeShazo, Gleckel and Leventhal are and were at all times working with defendant Ligums.

33.           Defendants Karkas, Burnett, DeShazo, Gleckel, and Leventhal’s failure to disclose the identity of defendant Ligums in a Schedule 14A filed with the SEC, and his interest in the affairs of the Company, is a material violation of the federal securities laws.

34.           Defendants deliberately did not disclose Ligums as a “participant” because such disclosure would have required Defendants to set forth in their proxy statement Ligums’ extensive track record of securities law violations.

35.           As a result of the above violations of Section 14(a) of the Exchange Act and the regulations promulgated thereunder, unless Defendants’ conduct of ongoing proxy solicitation is restrained by this Court, the Company, its stockholders and investing public have been and will continue to be irreparably injured.

36.           By virtue of the foregoing, Defendants have violated and are continuing to violate Section 14(a) of the 1934 Act and the rules and regulations promulgated thereunder.

37.           Quigley has no adequate remedy at law.

COUNT II - FOR INJUNCTIVE RELIEF

(Violations of Section 14(a) of the Exchange Act and the Rules and the
Rules Thereunder by Disseminating False and Misleading Proxy Materials)

38.           Quigley repeats and realleges the allegations of paragraphs 1 through 37 above as though fully set forth herein.

39.           Defendants have also launched a materially misleading attack upon the Company’s directors in their Preliminary Proxy Statement.  Such allegations are materially false and misleading.

40.           Defendants have already disseminated materially misleading and illegal proxy materials to the Company’s shareholders and are no doubt planning to disseminate additional, similar materials as the annual meeting approaches.  Injunctive relief is urgently required to assure that the Company’s shareholders and investors are not misled.

41.           By virtue of the foregoing, defendants have violated and are continuing to violate Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

42.           As a result of the above violations of Section 14(a) of the Exchange Act and the regulations promulgated thereunder, unless Defendants’ conduct of ongoing proxy solicitation is restrained by this Court, the Company, its stockholders and investing public have been and will continue to be irreparably injured.

43.           Quigley has no adequate remedy at law.

COUNT III - FOR INJUNCTIVE RELIEF

(Violations of Section 13(d) of the 1934 Act and Rule 13-d thereunder)

44.           Quigley repeats and realleges the allegations of paragraphs 1 through 43 above as though fully set forth herein.

45.           Section 13(d) of the 1934 Act, and the rules and regulations promulgated thereunder, require that any person, or any group of persons, acting for the purpose of acquiring, holding, or voting a corporation’s securities must file a statement with the SEC within 10 days after acquiring beneficial ownership of more than 5% of any class of the corporation’s voting securities.

46.           That statement, known as a Schedule 13D, must set forth the reporting persons’ background, identity, residence, citizenship, and the nature and amount of their beneficial ownership.

47.           A Schedule 13D must also report the source and amount of funds used to purchase the beneficially owned securities.  If the purchasers’ purpose is to obtain control of the corporation, their Schedule 13D must set forth their plans or proposals for any major change in the corporation’s structure.

48.           In addition, a Schedule 13D must report the purchasers’ agreements, arrangements, or understandings concerning the corporation’s securities.

49.           Defendants own more than five percent of the outstanding shares of the common stock of Plaintiff.

50.           Defendants are members of a group within the meaning of Rule 13d-5(b)(1) promulgated under the Exchange Act, who have entered into an agreement to use their shares of common stock for the purpose of acquiring, holding, or voting Plaintiff’s shares of common stock and for other undisclosed purposes, and had a statutory obligation to file a Schedule 13D within 10 days of reaching that agreement.

51.           Although Defendants other than Ligums filed a Schedule 13D, such Schedule 13 D did not disclose that Ligums was part of their group.

52.           Because of this violation of Section 13(d) of the 1934 Act, and the rules and regulations promulgated thereunder, Plaintiff has been, is now, and will be irreparably injured because defendants’ failure to file a Schedule 13D which includes Ligums deprives Plaintiff and its shareholders of information to which they are lawfully entitled and which is necessary to understand defendants’ purposes and plans concerning the Company so that Plaintiff and its shareholders can be fully informed in making any decisions to sell or vote their shares of common stock.

53.           Quigley has no adequate remedy at law.

54.           Quigley is entitled to an Order directing Defendants to file a Schedule 13D that complies in all respects with the pertinent statutory and regulatory requirements.

COUNT IV - FOR INJUNCTIVE RELIEF

55.           Quigley repeats and realleges the allegations of paragraphs 1 through 54 above as though fully set forth herein.

56.           Defendants collectively own in excess of ten percent of the outstanding shares of Quigley. Pursuant to Section 16(a) of the Exchange Act, 15 U.S.C. § 78p(a), defendants are obligated to file an initial report on Form 3 disclosing their ownership and to make timely filings on Form 4 regarding any changes in their share ownership. Defendants have violated Section 16, and the regulations thereunder, by failing to file an initial Form 3.

57.           Quigley is entitled to a mandatory injunction directing defendants to comply with Section 16(a) of the Exchange Act.

58.           Quigley has no adequate remedy at law.

COUNT V - FOR DECLARATORY RELIEF

59.           Quigley repeats and realleges the allegations of paragraphs 1 through 58 above as though fully set forth herein.

60.           Based on the foregoing, plaintiff is entitled to a declaration that Defendants are “group” for the purposes of Section 13(d) of the 1934 Act that defendants Ligums “participant” pursuant to Section 14(a) of the 1934 Act, and that defendants have violated Sections 13, 14 and 16 of the Exchange Act.

WHEREFORE, Plaintiff prays for judgment as follows:

A.           Preliminarily and permanently enjoining Defendants and their respective servants, employees, agents and attorneys and all persons acting on their behalf or in concert or participation with them, from directly or indirectly:  violating Section 14(a) of the 1934 Act and the rules and regulations promulgated thereunder; soliciting and delivering any proxy, consent or authorization with respect to Plaintiffs’ securities; soliciting, acquiring, or attempting to acquire any securities of Plaintiff; voting in person or by proxy any securities of Plaintiff; soliciting or arranging for the solicitation of orders to buy or to sell any securities of Plaintiff; otherwise controlling or influencing or attempting to control or influence in any manner the management or business policies and decisions of Plaintiff through use of securities of Plaintiff or otherwise or taking or attempting to take any other steps in furtherance of any plan to change or influence the control of Plaintiff, including, but not limited to, continuing Defendants’ ongoing proxy solicitations.

B.           Alternatively, preliminarily and permanently enjoining Defendants and their respective servants, employees, agents and attorneys and all persons acting on their behalf or in concert or participation with them, from proceeding with any proxy solicitation, or attempting to exercise or utilize in any manner any written proxy delivered to them, until such time as they have complied with all requirements of the Exchange Act, including, without limitation the filing of a complete and accurate Schedule 14A and definitive proxy material fully complying with the relevant provisions of the Exchange Act and the rules and regulations promulgated thereunder, and the shareholders of Plaintiff have been afforded a sufficient opportunity to review such complete and accurate filing so as to render an informed decision thereon.

C.           Preliminarily and permanently enjoining defendants and their servants, employees, agents and attorneys and all persons acting on his behalf or in concert or participation with them, from making any false or misleading statements in any proxy materials, regarding Plaintiff, or its management or Board of Directors.

D.           The Court adjudge that Defendants as a group have violated Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; violated Sections 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

E.           The Court order Defendants as a group to file a Schedule 13D concerning their agreement to use their shares of common stock for the purpose of acquiring, holding, or voting Plaintiff’s shares of common stock, and for any other purposes, that complies in all respects with the pertinent statutory and regulatory requirements.

F.           Awarding Plaintiff costs, disbursements, attorney’s fees, and such other and further relief as the Court deems just and proper.

Dated:  April 23, 2009

By:	/s/ John P. McShea
John P. McShea
Attorney Identification No. 34562
McSHEA TECCE, P.C.
Bell Atlantic Tower, 28th Floor
1717 Arch Street
Philadelphia, Pa. 19103
(215) 599-0800

Attorneys for Plaintiff,
The Quigley Corporation

Of Counsel:

Thomas J. Fleming
Mark S. LaFayette
OLSHAN GRUNDMAN FROME
ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone:  (212) 451-2300